Exhibit 15.1

September 15, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 8, 2014 and August 6, 2014 on our reviews of the condensed consolidated statement of financial condition of The Goldman Sachs Group, Inc. and subsidiaries (the “Company”) as of March 31, 2014, the related condensed consolidated statements of earnings for the three months ended March 31, 2014 and 2013, the condensed consolidated statement of changes in shareholders’ equity for the three months ended March 31, 2014, the condensed consolidated statements of cash flows for the three months ended March 31, 2014 and 2013, and the condensed consolidated statements of comprehensive income for the three months ended March 31, 2014 and 2013 and the condensed consolidated statement of financial condition of the Company as of June 30, 2014, the related condensed consolidated statements of earnings for the three and six months ended June 30, 2014 and 2013, the condensed consolidated statement of changes in shareholders’ equity for the six months ended June 30, 2014, the condensed consolidated statements of cash flows for the six months ended June 30, 2014 and 2013, and the condensed consolidated statements of comprehensive income for the three and six months ended June 30, 2014 and 2013, are incorporated by reference in the Company’s Registration Statement on Form S-3 dated September 15, 2014 (the “Registration Statement”). Pursuant to Rule 436(c) under the Securities Act of 1933, such reports should not be considered a part of the Registration Statement, and are not reports within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/ PricewaterhouseCoopers LLP